THESTREET.COM REPORTS FIRST-QUARTER 2006 FINANCIAL RESULTS

Net Revenue Increases 43 Percent Over Prior Year;

Net Income and Earnings Per Share Reach Quarterly Record

NEW YORK, April 25, 2006 - TheStreet.com, Inc. (Nasdaq: TSCM), a leading provider of financial commentary, analysis and news, today announced its financial results for the first quarter 2006, which included a net revenue increase of 43%. In addition, the Company reported a net income increase of $3.4 million over the prior year loss of $0.9 million.

“I am very pleased with our business execution and strong financial performance,” said Thomas J. Clarke, Jr., chairman and chief executive officer of TheStreet.com. “With both our advertising and subscription revenue up 54% and 41%, respectively, over the same period a year ago, we look forward to a strong year of performance based on the robust demand for TheStreet.com’s increasing range of services.”

First-Quarter 2006 Results

•	Net income for the quarter was $2.6 million, a $3.4 million improvement over the same period last year and a $0.8 million improvement from last quarter.

•	Earnings per a share for the quarter were $0.10, a $0.13 improvement over the same period last year and a $0.03 improvement from last quarter.

•	Net revenue was $11.1 million in the first quarter, a 43% increase over the same period last year and a 12% increase from last quarter.

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Total cash flow for the quarter was $5.8 million, a $9.4 million improvement over the ($3.6 million) in cash burn for the same period last year, and a $3.3 million improvement from last quarter’s cash flow of $2.5 million.

•	Deferred revenue, a key metric of the Company’s subscription business performance, was $12.5 million, a 58% increase over the same quarter last year and an increase of 26% from last quarter.

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Cash, restricted cash and marketable securities stood at $39.8 million as of March 31, 2006, a 40% increase over the same period a year ago and a 17% increase from last quarter. The Company has no bank debt.

Revenue Streams

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Subscription revenue for the quarter totaled $7.6 million, a 41% increase over the same period last year and an increase of 17%, or $1.1 million, from last quarter’s $6.5 million. The number of paid subscribers to the Company’s premium services increased by approximately 13,100, or 15%, during the quarter.

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Advertising revenue for the quarter totaled $3.2 million, a 54% increase over the same period last year and up slightly from last quarter, which historically has been the Company’s seasonally strongest quarter for advertising revenue. In the first quarter, page views increased 111% over the year-ago period and 55% from the previous quarter. The total average monthly unique visitors in the quarter were 4.5 million, a 68% increase over the year-ago period and a 31% sequential increase.

•	Subscription bookings for the quarter totaled $10.1 million, an increase of 70% over the $6.0 million in the same period last year and an increase of 44% from last quarter’s $7.1 million.

Operating Expenses

•	First quarter operating expenses were $8.9 million, a 27% increase over the $7.0 million recorded in the same period last year and a 4% increase from last quarter’s $8.5 million.

Recent Company Highlights

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On February 21, 2006, TheStreet.com announced that its board of directors had declared the Company's first quarterly cash dividend, payable to all shareholders of record at the close of business on March 10, 2006. The cash dividend of $0.025 per share was paid on March 31, 2006.

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During the first quarter, the Company launched interactive Web logs, or blogs, on one of its paid subscription services – RealMoney – with the intent to build community and user-generated content. During the quarter, we witnessed a large spike in page views on our paid Real Money subscription service, which we believe can be attributed to the launch of blogs in January. The Company is now in the process of adding additional blogs to RealMoney and considering adding blogs to its free site to extend its community-building initiative.

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Several new distribution agreements were signed with firms such as eNews, Congoo, Alphatrade, MarketBrowser, and InvestorsHub/Silicon Investor that the Company expects will be traffic drivers in the future.

•	The Company continues to increase the amount of video content it makes available and now offers nine channels with multiple advertising sponsors.

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The Company’s podcasting of Jim Cramer’s Real Money radio show, which launched in Q4 2005, is starting to pay dividends as seen by the growing numbers of subscribers. The podcast has consistently been ranked #1 or #2 in iTunes Top Business Downloads of the Day and it remains in the top 100 ‘subscribed’ to podcasts for all of iTunes. The Company makes money from these podcasts through the sale of advertisements.

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The Media Industry Newsletter, or min, named the TheStreet.com Options Alerts as the winner of its 2006 Best E-mail Newsletter Award. TheStreet.com Options Alerts (http://www.thestreet.com/k/oa/index.html) is a paid subscription e-mail service that identifies investment opportunities in the options market. The service consists of e-mail alerts that detail potential options trades as they arise and a weekly outlook that details potential options trades for the coming week. TheStreet.com Options Alerts is written by Steven Smith, a former seat-holding member of the Chicago Board of Trade (CBOT) and the Chicago Board Options Exchange (CBOE), and a regular contributor to RealMoney, TheStreet.com’s paid subscription Web site.

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The Society of America Business Editors and Writers’ (SABEW) awarded their “2006 Best in Business” award in the column category to TheStreet.com for “The Five Dumbest Things on Wall Street This Week.” Penned by companies editor Colin Barr, “The Five Dumbest Things on Wall Street This Week” has become TheStreet.com’s most-read column. With biting humor and crisp, descriptive writing, Barr deftly examines the foibles of Wall Street and corporate America. “The Five Dumbest Things on Wall Street” combines the primary elements that make TheStreet.com a destination for savvy consumers of financial news and commentary: trenchant analysis, independent opinions, and a unique voice.

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On March 6, 2006, Jim Cramer’s Real Money began airing on select CBS radio stations nationally in a newly formed radio deal with CBS Radio and syndicator Westwood One. In addition to eight CBS Radio stations located in New York (WFNY/FM), Los Angeles (KNX-AM), Chicago (WCKG/FM), Houston (KIKK-AM), Detroit (WKRK/FM), Baltimore (WHFS/FM), Pittsburgh (KDKA/AM) and Portland, Oregon, (KCMD/FM), TheStreet.com also maintained many of its former affiliates in various other markets, and in total the show is heard in eight of the top 10 U.S.-rated arbitron DMA markets. The current Real Money station list is now standing at 67 affiliates. Real Money Market Minutes are also being syndicated by Westwood One, and are currently broadcast on 64 radio stations nationally.

TheStreet.com will conduct a conference call today, April 25, 2006, at 11:00 a.m. EST to discuss these results. The Company welcomes all interested parties to listen to the Web cast of its call at http://www.vcall.com/IC/CEPage.asp?ID=103812.

About TheStreet.com, Inc.

TheStreet.com, Inc. (Nasdaq: TSCM) is a leading multimedia creator of business and investment content, which it makes available through online publications, content syndication and audio and video programming. Founded in 1996, TheStreet.com, Inc. pioneered the electronic publishing of financial information on the Internet through its creation of TheStreet.com, a subscription-based news and commentary Web site. Today, TheStreet.com has more than 18 services, offering various types of investors information they can use to help them make better informed investing and trading decisions.

To supplement TheStreet.com’s consolidated financial statements presented in accordance with GAAP, this news release contains certain non-GAAP financial measures: “Cash flow” or “cash burn,” as used in this news release, means the increase or decrease, as applicable, in the Company’s cash, investments and restricted cash from the prior period. TheStreet.com believes that this non-GAAP financial measure is an important indicator of the Company’s financial results because it focuses on the creation of cash driven by operating manager’s performance. This measure is used by our chief operating decision maker to make decisions about resource allocations within the Company and to assess overall performance, and is among the primary measures used by management for planning and forecasting of future periods.

	For the Quarter Ended ($ in Millions)
	March 31, 2006	Dec. 31, 2005	March 31, 2005
Total cash flow	$5.8	$2.5	($3.6)
Decrease in restricted cash	-	0.8	-
Decrease (increase) in short term investments	0.5	(0.5)	-
Change in cash and cash equivalents	$6.3	$2.8	($3.6)

“Subscription bookings” means the total dollar value of the sales of subscription-based services made during the period. TheStreet.com believes that this non-GAAP financial measure is an important indicator of the Company’s financial results because it provides valuable current information concerning the performance of the Company’s services. Since TheStreet.com has historically reported these non-GAAP results to the investment community, the Company believes the inclusion of these non-GAAP financial measures provides consistency in our financial reporting. The Company further believes that the use of the terms “cash flow,” “cash burn” and “subscription bookings” allows investors to view financial performance with metrics used by the Company’s management, which helps improve their ability to understand the Company’s operating performance. The presentation of these non-GAAP financial measures should be considered in addition to TheStreet.com’s GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Statements contained in this news release not related to historical facts may be deemed forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (described in the Company's SEC filings) that could cause actual results to differ.

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THESTREET.COM, INC.
BALANCE SHEETS
($ in thousands)

	March 31, 2006	December 31, 2005
ASSETS
Current Assets:
Cash, restricted cash and short-term investments	$39,035	$33,215
Accounts receivable - net	3,496	3,195
Other receivables	96	186
Prepaid expenses and other current assets	1,274	1,101
Current assets of discontinued operations	3	3
Total current assets	43,904	37,700

Property and equipment - net	1,965	1,987
Other assets	141	134
Goodwill and intangibles - net	2,484	2,484
Restricted cash	800	800
Total assets	$42,294	$43,105

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$4,127	$5,278
Deferred revenue	12,470	9,928
Note payable	100	103
Other current liabilities	54	53
Current liabilities of discontinued operations	275	280
Total current liabilities	17,026	15,642
Note payable	-	22
Total liabilities	17,026	15,664

Stockholders' Equity:
Stockholders' equity	32,268	27,441

Total liabilities and stockholders' equity	$49,294	$43,105

Note: The Company has pledged certain cash amounts as security deposits for operating leases. Accordingly, a portion of this cash is now classified as a non-current asset, and our cash is classified in two places on the above balance sheet.

Cash, restricted cash, and short-term investments	$39,035	$33,215
Restricted cash	800	800
Total cash, current and noncurrent restricted cash
and short-term investments	$39,835	$34,015

THESTREET.COM, INC.
STATEMENTS OF OPERATIONS
($ in thousands, except per share data)
	For the Three Months Ended
	March 31,
	2006	2005

Net revenue:
Subscription	$7,628	$5,427
Advertising	3,243	2,106
Other	276	272
Total net revenue	11,147	7,805

Operating expense:
Cost of services	4,147	2,901
Sales and marketing	2,147	1,988
General and administrative	2,372	1,947
Depreciation and amortization	187	142
Total operating expense	8,853	6,978
Operating income	2,294	827
Interest income, net	340	154
Income from continuing operations before income taxes	2,634	981
Provision for income taxes	52	-
Income from continuing operations	2,582	981
Discontinued operations:
Loss from discontinued operations	-	1,835
Loss on disposal of discontinued operations	6	-
Loss from discontinued operations	6	1,835
Net income (loss)	$2,576	$(854)

Net income (loss) per share - basic
Continuing operations	$0.10	$0.04
Discontinued operations	-	(0.07)
Disposal of discontinued operations	0.00	-
Net income (loss)	$0.10	$(0.03)

Net income (loss) per share - diluted
Continuing operations	$0.09	$0.04
Discontinued operations	-	(0.07)
Disposal of discontinued operations	0.00	-
Net income (loss)	$0.09	($0.03)

Weighted average basic shares outstanding	26,049	24,714

Weighted average diluted shares outstanding	27,627	26,605